EXHIBIT 99

Opening Remarks to be made by Jon Hanson,

Chairman of the Board of Directors of HealthSouth Corporation,

at a Special Meeting of Stockholders of the Company

held on October 18, 2006

Before we begin with the business at hand today, I would like to report to you several key developments that have occurred since our last Shareholders meeting held on May 18, 2006:

The trial judges who are handling the Stockholders Securities Actions, the Bondholders Securities Action and the Derivative Litigation have entered preliminary orders approving a stipulation of settlement between the lead plaintiffs for these actions, the Company and the Company's insurance carriers. The final hearings on these settlements have been set for January 8 and January 9, 2007. These settlements represent the last of the Company's major pending litigation.

On August 14, 2006, the Company announced that it would explore a range of strategic alternatives to enhance shareholder value and to reposition its focus on the post-acute care sector. The Company has hired the investment banking company of Goldman Sachs to advise it during this repositioning process. The Company expects that the strategic repositioning will result in the divestiture of the Surgery Centers Division, the Outpatient Rehabilitation Division and the Diagnostic Division. The divestiture will enable the Company to substantially deleverage its current indebtedness and focus on its core business, the post-acute care business.

Finally, on August 14, 2006, the Company announced that it had been cleared to submit an application for the listing of its common stock on the New York Stock Exchange. The listing is expected to become effective on October 26, 2006.

All these developments represent significant milestones in HealthSouth's recovery and is a powerful symbol of the progress we have made as a company.